As filed with the Securities and Exchange Commission on November 2, 2000.
                              Registration No.333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------


                                 CANDIE'S, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                          11-2481903
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

400 Columbus Avenue, Valhalla, New York                      10595-1335
(Address of principal executive offices)                     (Zip Code)

                 1997 Stock Option Plan; Non-Plan Stock Options
                            (Full title of the plan)

                              Neil Cole, President
                                 Candie's, Inc.
                           400 Columbus Avenue Avenue
                         Valhalla, New York 10595-13305
                     (Name and address of agent for service)

                                 (914) 769-8600
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert J. Mittman, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
                                           Maximum      Maximum
   Title of                               Aggregate    Aggregate     Amount of
Securities to          Amount to be       Offering     Offering    Registration
be Registered         Registered (1)      Price (2)    Price (2)       Fee
-------------         --------------      ---------    ---------   ------------

Common Stock,        5,239,000 shares   $12,908,796     $2.464      $3,407.93
par value $.001
per share


     (1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of (i) the Registrant's 1997 Stock Option Plan (the "Plan") or
     (ii) the Non-Plan stock options granted to certain employees of, and a marketing consultant to, the Registrant.

     (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon (i) as to the outstanding options to purchase 5,236,500 shares of which 3,497,500 options have been issued under the Plan and 1,739,000 options are Non-Plan stock options, the exercise prices of such options and (ii) as to the 2,500 shares that may be issued upon the exercise of options available for grant under the Plan, upon the average of the high and low sales prices of the common stock as reported on Nasdaq on October 30, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                   Item 1. Plan Information.*

                   Item 2. Registrant Information and Employee
                            Plan Annual Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                   PROSPECTUS


                                 CANDIE'S, INC.

                        2,768,874 Shares of Common Stock

     This Prospectus relates to the resale of up to 2,768,874 shares of our common stock by certain stockholders. All of these shares are issuable upon exercise of options we previously granted to the selling stockholders.

     The selling stockholders may sell these shares from time to time through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at negotiated prices and in certain other ways, as described under "Plan of Distribution" on page 12. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

     Our common stock is traded on the Nasdaq National Market under the symbol CAND. On October 31, 2000, the closing sale price of our common stock as reported by Nasdaq was $0.8125.

     Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is November 2, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended January 31, 2000 and amendments No. 1 and 2 thereto on Form 10-K/A, our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2000; our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2000, and the description of our common stock which is contained in our Registration Statement on Form 8-A and the description of the preferred share purchase rights which is contained in our most recent Form 8-A, each of which we already have filed with the SEC. We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock covered by this prospectus are sold.

     You may request a copy of these filings at no cost, by writing or calling us at the following address:

                                 Candie's, Inc.
                               400 Columbus Avenue
                          Valhalla, New York 10595-1335
                      Attention: Deborah Sorell Stehr, Esq.
                                 (914) 769-8600

     You should rely only on the information contained in, or incorporated by reference into, this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

                  You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of common stock. The Registration Statement may contain additional information that may be important to you.

     Unless the context requires otherwise, all references in this prospectus to "Candie's", "we", "our" and "us" refer to Candie's, Inc., a Delaware corporation.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this prospectus.

                              ABOUT CANDIE'S, INC.

The history of the "CANDIE'S" brand spans over 20 years and has become synonymous with young, fun and fashionable footwear marketed by innovative advertising and celebrity spokespersons. We are currently engaged primarily in the design, marketing, and distribution of moderately-priced women's casual and fashion footwear under the CANDIE'S(R) and BONGO(R) trademarks for distribution within the United States to department, specialty, chain and eight company-owned retail stores and to specialty stores internationally. We market and distribute children's footwear under the CANDIE'S and BONGO trademarks, as well as a variety of men's workboots, hiking boots, winter boots, and outdoor casual shoes designed and marketed under private labels and the ASPEN(R) brand, which is licensed by us from a third party through Bright Star Footwear, Inc., our wholly-owned subsidiary. In 1998, we began licensing our CANDIE'S trademark for the purpose of building CANDIE'S into a lifestyle brand serving generation "Y" women and girls, and we currently hold licenses for fragrance, eyewear, leg wear and handbags. Through Unzipped Apparel, LLC, our joint venture with Sweet Sportswear LLC, we market and distribute jeans wear and apparel under the BONGO(R) label to department, specialty, and chain stores in the United States.

We were incorporated in the State of Delaware in 1978. Our principal executive offices are located at 400 Columbus Avenue, Valhalla, New York, 10595-1335 and our telephone number is (914) 769-8600.

                                  RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

     We have incurred substantial losses during our most recent fiscal year.

     Although we achieved net income for our fiscal quarters ended April 30, 2000 and July 31, 2000, respectively, we sustained a net loss of approximately $25 million during our fiscal year ended January 31, 2000. We cannot guarantee that we will not incur substantial future losses. Moreover, future losses could jeopardize our ability to comply with certain financial covenants contained in agreements with our primary commercial lenders. If we were to violate any such covenants the lenders could accelerate any of our outstanding loans.

Our business is dependent on continued market acceptance of our products and of the CANDIE'S(R) trademark.

Our ability to achieve continued market acceptance of our existing products or market acceptance of any future products that may be offered by us is subject to a high degree of uncertainty. Our ability to achieve market acceptance by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds by us to create a demand for such products. Our additional marketing efforts and expenditures may not result in either increased market acceptance of our products or increased sales. We are materially dependent on the sale of products bearing the CANDIE'S(R) trademark for a significant portion of our revenues. A failure of our CANDIE'S(R) trademark or products to achieve or maintain market acceptance would have a material adverse effect on us.

Our business is dependent upon or ability to secure and maintain adequate financing to satisfy our significant capital requirements.

The manufacture and sale of our products requires that we obtain a significant amount of capital. We are substantially dependent on financing from the arrangement with our factor in order to finance our working capital requirements. We will require financing should we seek to expand our business operations including, but not limited to, an expansion of our retail operations. Moreover, in the event that projected cash flow proves to be insufficient to satisfy our cash requirements, we may be required to seek additional funds through, among other means, public or private equity or debt financing, which may result in dilution to our stockholders. Our failure to obtain any required additional financing on terms acceptable to us, or at all, could have a material adverse effect upon our business.

A recession in the fashion industry or rapidly changing fashion trends could harm our operating results.

The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A poor general economic climate could have a negative impact on our ability to compete for limited consumer resources. Moreover, our future success depends in substantial part on our ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If we misjudge the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which may have an adverse effect on our business. In addition, we operate under substantial time constraints which require us to have production orders in place at specified times in advance of its customers' retail selling seasons. If our suppliers fail to meet their delivery date requirements pursuant to their purchase orders with us, we will be unable to meet its delivery date requirements pursuant to purchase orders with our customers. This could result in the cancellation of purchase orders both by us and our customers, having an adverse effect on our revenues and earnings.

We rely on unaffiliated manufacturers and suppliers.

We do not own or operate any manufacturing facilities. All of our footwear and wearing apparel products are manufactured to our specifications by our suppliers (either directly or through third party manufacturers on a subcontract basis). We have no manufacturing or supply contracts with any of the manufacturers or suppliers of footwear products, therefore, any or all of these companies could terminate their relationship with us at any time. In addition, the manufacturers of our products have limited production capacity and may not, in all instances, have the capability to satisfy our manufacturing requirements. In such event, the capacity of alternative manufacturing sources may not be available to us on a cost effective basis. Accordingly, our dependence upon third parties for the manufacture of our products could have an adverse effect on our ability to deliver products on a timely and competitive basis and could have an adverse effect on our operations.
In addition, most raw materials necessary for the manufacture of our footwear are purchased by the manufacturers from suppliers located in the country of manufacture. We do not maintain contractual relationships with any of these suppliers and our inability to obtain raw materials could harm our operations.

We are subject to risks and uncertainties of foreign manufacturing.

All of our products are manufactured overseas. We are subject to various risks inherent in foreign manufacturing, including:

     o    increased credit risks;

     o    tariffs and duties;

     o    fluctuations in foreign currency exchange rates;

     o    shipping delays; and

     o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

We also import certain finished products and assume all risk of loss and damage once our suppliers ship these goods. If these goods were destroyed or damaged during shipment it could adversely effect our operations and financial position.

We face intense competition in our markets.

The footwear and apparel industries are extremely competitive in the United States and we face intense and substantial competition in each of our product lines. In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of our competitors have greater financial, distribution, marketing and other resources than we have and have achieved significant name recognition for their brand names. There can be no assurance that we will be able to continue to compete successfully.

We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.

We own federal trademark registrations for CANDIE'S(R) and BONGO(R), among others, and believe that our CANDIE'S(R) trademark and our Bongo (R) trademark have significant value and are important to the marketing of our products. There can be no assurance that CANDIE'S(R) or other trademarks owned or used by us do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would not, in such an event, be prevented from using the trademarks, any of which events could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend trademarks owned or used by us.

We are dependent upon our key executives and other personnel.

Our success is largely dependent upon the efforts of Neil Cole, our President, Chief Executive Officer and Chairman. Although we have entered into an employment agreement with Mr. Cole, expiring in February 2003, which requires him to commit a majority of his business time to the affairs of Candie's, the loss of his services would have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified sales and marketing personnel in connection with the design, marketing and distribution of our products as well as our ability to hire and retain administrative personnel. There can be no assurance that we will be able to hire or retain such necessary personnel.

Provisions in our charter and share purchase rights plan may prevent an acquisition of Candie's.

Certain provisions of our Certificate of Incorporation and our Share Purchase Rights Plan could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of our company deemed undesirable by our Board of Directors. Under our Certificate of Incorporation, there are approximately 5,000,000 unreserved shares of common stock and 5,000,000 shares of preferred stock available for future issuance without stockholder approval. The Share Purchase Rights Plan, commonly known as a "poison pill," states that, in the event than an individual or entity acquires 15% of the outstanding shares of our company, stockholders other than the acquiror may purchase additional shares of our common stock for a fixed price. The existence of authorized but unissued capital stock, together with the existence of the Share Purchase Rights Plan, could have the effect of discouraging an acquisition of our company.

We are subject to certain regulatory matters that could harm us.

In August 1999 the staff of the SEC advised us that it had commenced a formal investigation into our actions and the actions of others in connection with, among other things, certain accounting issues. We could be harmed if the SEC decides to take any action against us as a result of the matters that are subject of the SEC investigation.

We do not expect to pay dividends.

We have not paid any cash dividends on our common stock to date and do not expect to pay dividends for the foreseeable future.

Under existing loan agreements with our principal lender, we are not permitted to pay dividends without the lender's consent.

The market price of our common stock may be volatile.

The market price of our common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new products affecting our industry may cause the market price of our common stock to change significantly over short periods of time. The market price of our common stock could also be adversely affected if it were for any reason no longer eligible for trading on Nasdaq or a similar quotation medium. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

     We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, and may become freely tradeable. We have also granted registration rights with respect to a substantial number of shares of common stock, including shares issuable upon the exercise of options and warrants. If holders of registration rights choose to exercise such rights and sell shares of common stock in the public market, or if holders of currently restricted shares or the shares to be issued in connection with the settlement agreement we entered into with the plaintiffs of the "Willow Creek Capital Partners, L.P., v. Candie's, Inc." purported securities class action choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for the common stock may decline. The Willow Creek settlement agreement provides for a payment by us of total consideration of $10.0 million, payable in a combination of $4.0 million of cash, $4.0 million in preferred stock and $2.0 million in common stock. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. However, we will realize proceeds from any cash exercises of options made before the sale of any of the shares of common stock being offered hereby that are underlying any of the options. There can be no assurance that any options will be exercised by the selling stockholders. Any net proceeds received from option exercises will be considered as uncommitted funds and may be used by us for, among other things, working capital and general corporate purposes. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 30,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.001 par value per share. As of the date of this prospectus, there are approximately 18,029,000 shares of our common stock and no shares of preferred stock outstanding. As noted above, pursuant to the settlement agreement we reached in the Willow Creek Capital Partners litigation we have agreed to issue additional shares of our common stock as well as shares of preferred stock.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having liquidation preference over the common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors, without stockholder approval, is empowered to issue preferred stock with such designation, rights and preferences as it may, from time to time, determine.

                              SELLING STOCKHOLDERS


An aggregate of 2,768,874 shares of common stock that may be received by the selling stockholders listed below upon the exercise of options previously granted to them by Candie's may be offered and sold. Messrs. Cole, Emanuel, Mendelow, Tucker and Siris are all directors of Candie's. Moreover, Messrs. Cole, Danderline and Ms. Sorell Stehr are all executive officers of Candie's.

The following table sets forth certain information with respect to the selling stockholders:

                                                                        Percentage of
                        Beneficial                       Shares            Shares
                        Ownership        Shares       Beneficially      Beneficially
 Stockholder for      of Shares of   Registered for  Owned Assuming    Owned Assuming
Which Shares are      Common Stock        Sale       the Sale of the  the Sale of the
Being Registered        Prior to         In the          Shares            Shares
    for Sale            Offering        Offering       Registered        Registered
    --------            --------        --------       ----------        ----------
Neil Cole                3,113,436     2,318,374         795,062            4.4
Deborah Sorell Stehr       100,000        80,000          20,000              *
Barry Emanuel               70,125        70,125               0              0
Steven Mendelow            126,125        55,375          70,750              *
Peter Siris                 62,000        60,000           2,000              *
Mark Tucker              1,986,597        35,000       1,951,597           10.8
Richard Danderline         150,000       150,000               0              0

----------
*Less than one percent

     Unless otherwise noted, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The above table assumes as to each stockholder named in the above table the exercise of all of the options granted to such person under our 1997 Stock Option Plan as well as certain non-plan options granted by us to the selling stockholders that have not been exercised as of the date of this prospectus (whether or not currently exercisable) and the sale of all of the shares issuable upon exercise of such options but no other options, warrants or convertible securities held by the selling stockholder. We cannot assure you that any options will be exercised or that any shares of common stock offered by the persons named in the above table will be sold. The stockholders are not required to exercise any of the options or to sell any of the shares of common stock registered for sale by them.

     The above table also assumes for calculating each stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other selling shareholder or person) and are exercisable within 60 days from the date this prospectus have been exercised and converted.

     Mr. Cole's beneficial ownership includes 1,918,374 shares issuable upon exercise of options, and 72,978 shares held by a charitable foundation, of which Mr. Cole and his wife are co-trustees. Mr. Cole disclaims beneficial ownership of the shares held by such charitable foundation.

     Mr. Tucker's beneficial ownership includes 35,000 shares of common stock issuable upon exercise of options and 825,000 shares held by Redwood Shoe Corp., which shares were issued pursuant to an agreement between us and Redwood Shoe Corp., pertaining to the settlement of certain indebtedness of ours to Redwood Shoe Corp. Mr. Tucker is affiliated with Redwood Shoe Corp.

     Mr. Emanuel's beneficial ownership includes 70,125 shares of common stock issuable upon exercise of options.

     Mr. Mendelow's beneficial ownership includes 25,000 shares of common stock issuable upon exercise of options and 60,750 shares of common stock owned by C&P Associates, with which Mr. Mendelow and his wife are affiliated.

     Mr. Siris' beneficial ownership includes 60,000 shares of common stock issuable upon exercise of options and 2,000 shares of common stock owned by Mr. Siris' minor daughter.

                              PLAN OF DISTRIBUTION

We are registering shares of our common stock with this prospectus on behalf of the selling stockholders. All references to selling stockholders in this prospectus include donees and pledgees selling shares of common stock received from a named selling stockholder after the date of this prospectus. We have agreed to pay all expenses in connection with the registration of the shares of common stock for sale by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of their shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, any of which may involve crosses and block transactions, made on Nasdaq, in the over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms and market prices prevailing at the time of sale or at privately negotiated prices. These transactions may or may not involve brokers or dealers.

Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus.

In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others. In connection with such transactions, broker-dealers or others may engage in short sales of the shares registered in this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other persons or entities which require the delivery to the broker-dealer or such other persons or entities of the shares registered in this prospectus, which the broker-dealer or such other persons or entities may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this prospectus to a broker or dealer or other person or entity, and, upon a default, the broker or dealer or other person or entity may effect sales of the pledged shares pursuant to this prospectus.

Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with sales. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any supplements, to any person who purchases any of the shares from or through such dealer or broker.

During such time as they may be engaged in a distribution of the shares included in this prospectus, the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

It is possible that a significant number of shares may be sold under this prospectus. Accordingly, these sales or the possibility of such sales may have a depressive effect on the market price of our common stock.

                                 INDEMNIFICATION

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of our officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes us to indemnify our officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.
Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

Article Ninth of our Certificate of Incorporation and Article XVIII of our By-laws provide that all persons who we are empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by us to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Tenth of our Certificate of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for any monetary damages for breaches of fiduciary duty of loyalty to us or our stockholders'
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation of Law of the state of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

Our employment agreements with Mr. Cole and Ms. Sorell Stehr provide that we shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for us. These agreements also require us to use our best efforts to obtain directors' and officers' liability insurance for such persons.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                  LEGAL MATTERS

The legality of the securities offered this prospectus will be passed upon by Blank Rome Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS

The consolidated financial statements and schedule of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports upon the authority of said firm as experts in auditing and accounting.

The financial statements of Unzipped Apparel, LLC, an equity investee, incorporated by reference in this Prospectus, have been audited or reviewed by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports upon the authority of said firm as experts in auditing and accounting.

================================================================================


We have not authorized any dealer, salesperson
or any other person to give any information or
to make any representations other than those
contained in this prospectus. You must not rely        --------------------
on unauthorized information. This prospectus
does not offer to sell or solicit an offer to
buy securities in any jurisdiction in which it
is unlawful. Neither the delivery of this              2,768,874 Shares of
prospectus nor any sale made under this
prospectus shall imply that the information in             Common Stock
this prospectus is correct as of any time after the date of this prospectus.

              --------------------

               TABLE OF CONTENTS

                                        Page
Where You Can Find More Information.....   2
Forward Looking Statements..............   3
About Candie's, Inc.....................   4
Risk Factors............................   4           --------------------
Use of Proceeds.........................  10
Description of Capital Stock............  10              CANDIE'S, INC.
Selling Stockholders....................  11
Plan of Distribution....................  12           --------------------
Indemnification.........................  14
Legal Matters...........................  15                PROSPECTUS
Experts.................................  16
                                                       --------------------






                                                         November 2, 2000

                                                       --------------------



================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     1.   Annual Report on Form 10-K for the fiscal year ended January 31, 2000;

     2. Form 10-K/A, Amendment No. 1 to Report on Form 10-K for the fiscal year ended January 31, 2000

     3.   Quarterly Report on Form 10-Q for the Quarter Ended April 30, 2000

     4.   Quarterly Report on Form 10-Q for the Quarter Ended July 31, 2000;

     5. Form 10-K/A, Amendment No. 2 to Report on Form 10-K for the fiscal year ended January 31, 2000;

     6. The description of the registrant's common stock contained in its Registration Statement on Form 8-A declared effective on January 19, 1990 and the description of the registrant's preferred share purchase rights contained in the registrant's Registration Statement on Form 8-A filed with the Commission on February 2, 2000 and any amendments thereto.

     7. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     Any reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed documents which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Item 4. Description of Securities.

     Not applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not applicable

     Item 6. Indemnification of Directors and Officers.


     Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

     Article Ninth of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The forgoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     The registrant's employment agreements with Mr. Cole and Ms. Sorell Stehr provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. These agreements also require the registrant to use its best efforts to obtain directors' and officers' liability insurance for such persons.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Item 7. Exemption from Registration Claimed.

     Not Applicable.

     Item 8. Exhibits.

          Exhibit No.      Description

           5               Opinion of Blank Rome Tenzer Greenblatt LLP

           23.1            Consent of BDO Seidman,LLP

           23.2            Consent of Blank Rome Tenzer Greenblatt LLP
                             (included in Exhibit 5)

           24.1            Power of Attorney (included on the Signature Page
                             of this Registration Statement)

     Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the registration statement any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York, on this 31st day of October 2000.

                                             CANDIE'S, INC.


                                             By: /s/ Neil Cole
                                                 -----------------------
                                                 Neil Cole, President

     Each person whose signature appears below authorizes each of Neil Cole and Deborah Sorell Stehr, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of Candie's, Inc., including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                              Title                         Date

/s/ Neil Cole                 Chief Executive Officer,         October 31, 2000
--------------------------    President and Director
Neil Cole                     (Principal Executive
                              Officer)


/s/ Richard Danderline        Executive Vice President         October 31, 2000
--------------------------    of Operations and Finance
Richard Danderline            (Principal Financial and
                              Accounting Officer)


/s/ Barry Emanuel             Director                         October 31, 2000
--------------------------
Barry Emanuel


/s/ Steven Mendelow           Director                         October 31, 2000
--------------------------
Steven Mendelow

/s/ Peter Siris               Director                         October 31, 2000
--------------------------
Peter Siris


______________________        Director                         __________, 2000

                                  Exhibit Index


Exhibit
   No.                       Description

   5      Opinion of Blank Rome Tenzer Greenblatt LLP

23.1      Consent of BDO Seidman, LLP

23.2 Consent of Tenzer Greenblatt LLP (included in Exhibit 5)

24.1      Power of Attorney (included on Signature
          Page of the Registration Statement)